EXHIBIT 8.1

Phone:	(215) 569-5500
Fax:	(215) 569-5555
Email:	www.blankrome.com

December 18, 2006

Sun American Bancorp

1200 N. Federal Highway, Suite 111-A

Boca Raton, Florida 33432

Re:

Tax Opinion/Agreement and Plan of Merger

Ladies and Gentlemen:

We have acted as counsel to Sun American Bancorp, a Delaware business corporation, (“SAB”) in connection with the merger (the “Merger”) of Independent Community Bank, Inc., a Florida commercial banking association (“IB”) with and into Sun American Bank, a Florida commercial banking association and a wholly-owned subsidiary of SAB (“SB”), pursuant to an Agreement and Plan of Merger dated November 17, 2006 (the “Agreement”) by and among (i) SAB; (ii) SB; and (iii) IB.  This opinion is being rendered at your request.  All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Agreement.

For the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (a) the Agreement; (b) the Officer’s Certificates of SAB, SB, and IB attached hereto; (c) SAB’s Proxy Statement/Prospectus filed with the SEC on December 18, 2006; and (d) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  We have further assumed that the Merger will be consummated in accordance with the Agreement and will be effective under applicable state law.  Finally, our opinion is issued in reliance that all statements, descriptions and representations contained in the above-referenced documents or otherwise made to us are true, correct and complete.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and the pertinent

December 18, 2006

judicial authorities and interpretive rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization pursuant to Section 368(a) of the Code.  Further, in our opinion, subject to the qualifications and limitations contained therein, the discussion set forth in the Proxy Statement/Prospectus under the caption “Material United States Federal Income Tax Consequences” fairly presents the material United States Federal income tax consequences of the Merger, and insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

*  *  *

This letter represents our view of the proper U.S. federal income tax treatment of the Merger based upon our analysis of the relevant U.S. federal income tax authorities as of the date hereof.  The opinion is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with the opinion.

Our opinion is based upon the Code and its legislative history, the Treasury Regulations, judicial decisions and current administrative rulings and practices of the Service, all as in effect on the date of this letter.  These authorities may be amended or revoked at any time.  Any changes may or may not be retroactive and could cause this opinion to be or become incorrect, in whole or in part.  There is and can be no assurance that such legislative, judicial or administrative changes will not occur in the future.  We expressly disclaim any obligation to update or modify this letter to reflect any developments that may impact the opinion from and after the date of this letter.

We are expressing our opinion only as to matters expressly addressed herein.  We are not expressing any opinion as to any other aspects whether discussed herein or not.  No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Merger or any state, local or foreign tax treatment of the Merger or any matter incidental thereto.

Our opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above.  We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness.  Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

December 18, 2006

This opinion is intended solely for your benefit.  This opinion may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.  Provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Proxy Statement/Prospectus and to the reference to Blank Rome LLP in the Proxy Statement/Prospectus under the caption “Material United States Federal Income Tax Consequences,” without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Proxy Statement/Prospectus, including this exhibit.

Any discussion of federal tax issues contained herein is not intended or written to be used as tax advice.  To ensure compliance with IRS Circular 230, you are hereby notified that: (A) any discussion of federal tax issues in this letter is not intended or written to be used, and it cannot be used by any person, for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (C) you should seek advice based on your particular circumstances from an independent tax advisor.  This disclosure is made in accordance with the rules of Treasury Department Circular 230 governing standards of practice before the Service.

Very truly yours,

/s/ BLANK ROME LLP

BLANK ROME LLP